Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
CICERO INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is Cicero Inc.

2. The Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Corporation (the “Series A Certificate of Designations”), which was filed with the Secretary of State of the State of Delaware on August 11, 2017, is hereby amended by increasing the number of authorized shares of Series A Convertible Preferred Stock, as set forth in Section 1(a) thereof, from 5,083 shares to 9,333 shares.

3. The amendment of the Series A Certificate of Designations herein certified has been duly authorized by the Corporation’s Board of Directors and adopted in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware.

4. This amendment of the Series A Certificate of Designations shall be effective on March 27, 2019.

Signed on: March 26, 2019

/s/ John Broderick
Name: John Broderick
Title: Chief Executive Officer